Exhibit 77D
For period ending June 30, 2002

File number 811-9036

Investment Policy Changes

As set forth below, the Board of Trustees approved modifications to each Fund's investment policies to comply with Rule 35d-1 under the Investment Company Act of 1940, as amended (the "Rule"). The Rule generally requires a fund with a name suggesting that it focuses on a particular type of investment to invest, under normal circumstances, at least 80% of its net assets (plus the amount of any borrowing for investment purposes) in the type of investment suggested by its name.

The new 80% policy has been adopted as a "non-fundamental" investment policy. This means that this investment policy may be changed by the Board of Trustees without shareholder approval. However, each Fund has also adopted a policy to provide its shareholders with at least 60 days' prior written notice of any change to its 80% investment policy. The Fund will interpret these new policies as if the following phrase appeared immediately after the words "net assets":
(plus the amount of any borrowing for investment purposes)." If, subsequent to an investment, the Fund's 80% policy is no longer met (e.g., a fund receives a very large influx of cash to invest from new shareholders), then under normal circum-stances, the Fund's future investments would be made in a manner that would bring the Fund's investments back in line with the 80% threshold.

At a meeting on December 13, 2001, the Board of Trustees approved the adoption of the following investment policy changes. The policy changes became effective on January 11, 2002.

* UBS Short Duration Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's assets will be invested in fixed income securities. The Fund invests in securities rated
A- to A3 at time of purchase.  The Fund maintains a duration of 3 years of less.
* UBS Enhanced Yield Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's assets will be invested in fixed income securities. The Fund maintains a duration of 0.5 to 2 times its benchmark index.
* UBS Short-Term Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's assets will be invested in short-term fixed income securities. The Fund maintains a dollar weighted average maturity of 90 days or less and invests in investment grade fixed income securities rated in the top three major short-term rating categories.

At a meeting on March 18, 2002, the Board of Trustees approved the adoption of the following investment policy changes. The policy changes became effective April 8, 2002.

* UBS Global Bond Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in fixed income securities. The Fund maintains a global portfolio by investing in the fixed income securities of issuers located throughout the world.
* UBS U.S. Equity Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in U.S. equity securities.
* UBS U.S. Large Cap Equity Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities of U.S. large capitalization companies. Large capitalization companies are those with a market capitalization of $6 billion or greater at the time of purchase. The Fund may also invest up to 20% of its net assets in intermediate capitalization companies.
* UBS U.S. Intermediate Cap Equity Relationship Fund adopted a non-funda-mental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in securities of U.S. intermediate capitalization companies. Intermediate capitalization companies are those with a market capitalization of between $1.5 billion and $8 billion at the time of purchase. The Fund may also invest up to 20% of its net assets in small or large capitalization companies.
* UBS U.S. Value Equity Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in U.S. equity securities. The Fund generally invests in value oriented securities of large capitalization companies.
* UBS U.S. Small Cap Equity Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities of U.S. small capitalization companies.
 Small capitalization companies are those with a market capitalization of $2 billion or less at the time of purchase.
* UBS International Equity Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities. The Fund maintains an international portfolio by investing in issuers located throughout the world.
* UBS Emerging Markets Equity Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in equity securities that are tied economically to emerging market countries. Securities tied economically to emerging market countries include securities on which the return is derived from issuers in emerging market countries, such as equity swap contracts and equity swap index contracts. The Fund may invest up to 20% of its net assets in the same type of securities that UBS Emerging Markets Debt Relationship Fund may purchase, including higher risk, below investment grade securities.
* UBS U.S. Core Plus Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in U.S. securities.
* UBS U.S. Bond Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in U.S. fixed income securities. The Fund may also invest up to 20% of its net assets in U.S. dollar denominated fixed income securities of foreign issuers.
* UBS U.S. Securitized Mortgage Realtionship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in mortgage-related and mortgage-backed securities of U.S. issuers. The Fund may also invest up to 20% of its net assets in U.S. dollar denominated fixed income securities of foreign issuers.
* UBS U.S. Treasury Inflation Protected Securities Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in Treasury Inflation Protected Securities issued by the U.S. Treasury. The Fund may also invest up to 20% of its net assets in fixed income securities issued by U.S. corporations and the U.S. government, its agencies and its instrumentalities.
* UBS High Yield Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in fixed income securities that provide higher yields and are lower-rated. High yield, lower rated fixed income securities are those rated below investment grade.
* UBS Defensive High Yield Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in fixed income securities that provide higher yields and are lower-rated. High yield, lower rated fixed income securities are those rated below investment grade.
* UBS Emerging Markets Debt Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in debt securities that are tied economically to emerging market countries. Such investments may include debt securities issued by governments, government-related entities (including participation in loans between governments and financial institutions), corporations and entities organized to restructure out-standing debt of issuers in emerging markets.
* DSI Enhanced S&P 500 Relationship Fund adopted a non-fundamental policy that under normal circumstances, at least 80% of the Fund's net assets will be invested in common stocks that are included in the S&P 500 Index.